Exhibit 99.1

FOR RELEASE: May 13, 2010 at 1:05 p.m. PT	INVESTOR CONTACT:	Rob Campbell Nordstrom, Inc. (206) 303-3290

	MEDIA CONTACT:	Colin Johnson Nordstrom, Inc. (206) 373-3036
NORDSTROM REPORTS FIRST QUARTER 2010 EARNINGS
     SEATTLE, Wash. (May 13, 2010) — Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $116 million, or $0.52 per diluted share, for the first quarter ended May 1, 2010. This represented an increase of 43.8 percent compared with net earnings of $81 million, or $0.37 per diluted share, for the same quarter last year.
     First quarter same-store sales increased 12.0 percent compared with the same period in fiscal 2009. Net sales in the first quarter were $1.99 billion, an increase of 16.7 percent compared with net sales of $1.71 billion during the same period in fiscal 2009.
First Quarter Summary
     Nordstrom’s first quarter performance continued the sales momentum experienced throughout the latter half of 2009. The company’s ongoing progress in serving its customers with a compelling blend of fashion, newness, and quality, led to same-store sales increases in each month of the quarter.
•	Multi-channel same-store sales increased 13.7 percent compared with the same period in fiscal 2009. Full-line same-store sales in the first quarter increased 11.7 percent and Direct sales increased 38.7 percent compared to the same period in 2009. Top-performing merchandise categories for multi-channel included Jewelry, Dresses and Women’s Shoes. The Midwest, Northeast, and South regions were the top-performing geographic areas for full-line stores relative to the first quarter of 2009. During the first quarter, the company opened two Nordstrom full-line stores.

•	Nordstrom Rack continued to experience positive performance with a same-store sales increase of 1.9 percent in the first quarter compared with the same period in fiscal 2009. During the first quarter, the company opened six Nordstrom Rack stores.

•	Gross profit, as a percentage of net sales, increased approximately 245 basis points compared with last year’s first quarter. The improvement was mainly driven by merchandise margin, as a percentage of net sales, but also from reduced buying and occupancy costs as a percentage of net sales. The company ended the quarter with sales per square foot up 13.0 percent and inventory per square foot up 1.9 percent compared with the first quarter of 2009.

•	Retail selling, general and administrative expenses, as a percentage of net sales, increased approximately 60 basis points primarily due to the timing of performance-related expenses, and to a lesser extent, due to planned expenses related to new stores and technology. This increase in performance-related expense in the quarter is reflective of the improvement in the company’s sales and earnings performance over its plan, and better visibility into operating trends relative to the first quarter of 2009.

•	Credit selling, general, and administrative expenses were flat compared with last year’s first quarter. Bad debt expense decreased $4 million compared with the first quarter of 2009. The decrease in bad debt expense reflects recent improvements in our credit trends. Delinquencies as a percentage of ending accounts receivable during the first quarter were 4.2 percent, which is a sequential improvement of 110 basis points compared with the fourth quarter of 2009 and reflects delinquency rates comparable to those experienced during the first half of 2009.

•	Earnings before interest and taxes increased to $219 million, or 10.5 percent of total revenues, from $146 million, or 8.1 percent of total revenues, in last year’s first quarter.

Expansion Update
     During the first quarter of 2010, Nordstrom opened the following stores:

Location	Store Name	Square Footage	Date

Full-Line Stores
Braintree, Massachusetts	South Shore Plaza	155,000	March 26
Newport Beach, California	Fashion Island	143,000	April 16

Nordstrom Rack Stores
Houston, Texas	The Centre at Post Oak	31,000	February 25
Kendall, Florida	The Palms at Town & Country	35,000	March 11
Coral Gables, Florida	Miracle Marketplace	33,000	March 11
Denver, Colorado	Cherry Creek	40,000	March 25
Framingham, Massachusetts	Shoppers World	40,000	April 8
Atlanta, Georgia	Buckhead Station	39,000	April 22
     On May 7, 2010, Nordstrom relocated a full-line store in Los Cerritos Center in Cerritos, California which replaced a store built in 1981. On May 11, 2010, Nordstrom opened a Nordstrom Rack store at One Union Square South in Manhattan, New York.
Fiscal Year 2010 Outlook
     Based on first quarter performance, Nordstrom is revising its outlook for the 2010 year. For the 2010 fiscal year, Nordstrom expects earnings per diluted share in the range of $2.50 to $2.65, increased from the previous range of $2.35 to $2.55.
     The company’s revised expectations for fiscal 2010 are as follows:

Same-store Sales	4.0 percent to 6.0 percent increase
Credit Card Revenues	$35 to $45 million increase
Gross Profit (%)	100 to 130 basis point increase
Retail Selling, General and Admin. Expense ($)	$200 to $250 million increase
Credit Selling, General and Admin. Expense ($)	$15 to $30 million decrease
Total Selling, General and Admin. Expense (%)	25 to 50 basis point decrease
Interest Expense, net	$5 to $15 million decrease
Effective Tax Rate	38.6 percent
Earnings per Diluted Share	$2.50 to $2.65
Diluted Shares Outstanding	223.7 million
Conference Call Information
     The company’s senior management will host a conference call to discuss first quarter results at 4:45 p.m. Eastern Daylight Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-3965 (passcode: 6673) until the close of business on May 20, 2010. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the Webcasts section through August 13, 2010.
About Nordstrom
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 193 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 114 full-line stores, 76 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 29, 2011, anticipated annual same-store sales rate, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability of consumer credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, and the company’s ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS — 1st Quarter
(unaudited; amounts in millions, except per share data)

	Quarter ended
	5/1/10	5/2/09
Net sales	$1,990	$1,706
Credit card revenues	97	86

Total revenues	2,087	1,792
Cost of sales and related buying & occupancy costs	(1,243)	(1,107)
Selling, general and administrative expenses:
Retail	(533)	(447)
Credit	(92)	(92)

Earnings before interest and income taxes	219	146
Interest expense, net	(31)	(31)

Earnings before income taxes	188	115
Income tax expense	(72)	(34)

Net earnings	$116	$81

Earnings per share
Basic	$0.53	$0.38
Diluted	$0.52	$0.37

Weighted average shares outstanding
Basic	218.4	215.9
Diluted	222.4	217.4

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	5/1/10	1/30/10	5/2/09
Assets
Current assets:
Cash and cash equivalents	$1,040	$795	$78
Accounts receivable, net	1,964	2,035	1,921
Merchandise inventories	1,067	898	1,004
Current deferred tax assets, net	234	238	220
Prepaid expenses and other	84	88	70

Total current assets	4,389	4,054	3,293
Land, buildings and equipment, net	2,262	2,242	2,231
Goodwill	53	53	53
Other assets	252	230	183

Total assets	$6,956	$6,579	$5,760

Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper	$—	$—	$125
Accounts payable	908	726	594
Accrued salaries, wages and related benefits	216	336	182
Other current liabilities	621	596	539
Current portion of long-term debt	6	356	375

Total current liabilities	1,751	2,014	1,815
Long-term debt, net	2,756	2,257	2,002
Deferred property incentives, net	481	469	459
Other liabilities	274	267	210

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 218.9, 217.7, and 216.2 shares issued and outstanding	1,107	1,066	1,014
Retained earnings	607	525	269
Accumulated other comprehensive loss	(20)	(19)	(9)

Total shareholders’ equity	1,694	1,572	1,274

Total liabilities and shareholders’ equity	$6,956	$6,579	$5,760

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter	Quarter
	ended	ended
	5/1/10	5/2/09
Operating Activities
Net earnings	$116	$81
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of buildings and equipment, net	79	77
Amortization of deferred property incentives and other, net	(15)	(10)
Stock-based compensation expense	10	7
Deferred income taxes, net	(11)	(20)
Tax benefit from stock-based payments	7	1
Excess tax benefit from stock-based payments	(7)	(1)
Provision for bad debt expense	63	67
Change in operating assets and liabilities:
Accounts receivable	13	(16)
Merchandise inventories	(159)	(114)
Prepaid expenses and other assets	—	(1)
Accounts payable	172	84
Accrued salaries, wages and related benefits	(120)	(32)
Other current liabilities	20	31
Deferred property incentives	28	42
Other liabilities	8	9

Net cash provided by operating activities	204	205

Investing Activities
Capital expenditures	(95)	(102)
Change in credit card receivables originated at third parties	(4)	(30)
Other, net	1	—

Net cash used in investing activities	(98)	(132)

Financing Activities
Repayments of commercial paper borrowings, net	—	(10)
Proceeds from long-term borrowings, net of discounts	498	—
Principal payments on long-term borrowings	(352)	(1)
Decrease in cash book overdrafts	(3)	(32)
Cash dividends paid	(34)	(35)
Proceeds from exercise of stock options	17	3
Proceeds from employee stock purchase plan	7	7
Excess tax benefit from stock-based payments	7	1
Other, net	(1)	—

Net cash provided by (used in) financing activities	139	(67)

Net increase in cash and cash equivalents	245	6
Cash and cash equivalents at beginning of period	795	72

Cash and cash equivalents at end of period	$1,040	$78

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions, except percentages)
Retail
Our Retail business includes our multi-channel operations, which are composed of our full-line and online stores, and our Rack and Jeffrey stores; and also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter ended May 1, 2010 compared with the quarter ended May 2, 2009:

	Quarter		Quarter
	ended		ended
	5/1/10	% of sales[1]	5/2/09	% of sales[1]
Net sales	$1,990	100.0%	$1,706	100.0%
Cost of sales and related buying & occupancy costs	(1,227)	(61.7%)	(1,095)	(64.2%)

Gross profit	763	38.3%	611	35.8%
Selling, general and administrative expenses	(533)	(26.8%)	(447)	(26.2%)

Earnings before interest and income taxes	230	11.5%	164	9.6%
Interest expense, net	(24)	(1.2%)	(21)	(1.2%)

Earnings before income taxes	$206	10.4%	$143	8.4%

[1]	Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions, except percentages)
Credit
Our Credit business earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter ended May 1, 2010 compared with the quarter ended May 2, 2009:

	Quarter	Quarter
	ended	ended
	5/1/10	5/2/09
Credit card revenues	$97	$86
Interest expense	(7)	(10)

Net credit card income	90	76
Cost of sales — loyalty program	(16)	(12)
Selling, general and administrative expenses:
Operational and marketing expense	(29)	(25)
Bad debt expense	(63)	(67)

Loss before income taxes	$(18)	$(28)

The following table illustrates the allowance for doubtful accounts activity for the quarter ended May 1, 2010 and May 2, 2009:

	Quarter	Quarter
	ended	ended
	5/1/10	5/2/09
Allowance at beginning of period	$190	$138
Bad debt provision	63	67
Net write-offs	(63)	(44)

Allowance at end of period	$190	$161

Allowance as a percentage of accounts receivable	9.2%	8.0%
Delinquent balances over thirty days as a percentage of accounts receivable	4.2%	3.9%
Bad debt provision as a percentage of average accounts receivable[1]	11.9%	13.3%
Net write-offs as a percentage of average receivables[2]	11.9%	8.7%

[1]	Based upon annualized first quarter bad debt provision.

[2]	Based upon annualized first quarter net write-offs.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of May 1, 2010:
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of May 1, 2010 our Adjusted Debt to EBITDAR was 2.5 compared with 2.7 as of May 2, 2009.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:
•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would incur if we had purchased the property and issued debt associated with our operating leases;

•	EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest GAAP measure is debt to net earnings, which was 5.8 and 6.9 for the first quarter of 2010 and 2009. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2010[1]	2009[1]
Debt[2]	$2,762	$2,502
Add: rent expense x 8[3]	384	296

Adjusted Debt	$3,146	$2,798

Net earnings	476	363
Add: income tax expense	293	204
Add: interest expense, net	138	131

Earnings before interest and income taxes	907	698

Add: depreciation and amortization of buildings and equipment	314	307
Add: rent expense	48	37

EBITDAR	$1,269	$1,042

Debt to Net Earnings	5.8	6.9
Adjusted Debt to EBITDAR	2.5	2.7

[1]	The components of adjusted debt are as of May 1, 2010 and May 2, 2009, while the components of EBITDAR are for the 12 months ended May 1, 2010 and May 2, 2009.

[2]	Debt includes $265 of commercial paper borrowings outstanding as of May 2, 2009. There were no outstanding commercial paper borrowings as of May 1, 2010.

[3]	The multiple of eight times rent expense used to calculate adjusted debt is our best estimate of the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our free cash flow for the quarter ended May 1, 2010 and May 2, 2009:
Free cash flow is one of our key liquidity measures and in conjunction with GAAP measures, provides us with a meaningful analysis of our cash levels. Free cash flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, free cash flow does have limitations:
•	Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate free cash flow differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze free cash flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure is net cash provided by operating activities, which was $204 and $205 for the quarters ended May 1, 2010 and May 2, 2009. The following is a reconciliation of our net cash provided by operating activities and free cash flow:

	Quarter ended	Quarter ended
	5/1/10	5/2/09
Net cash provided by operating activities	$204	$205
Less: Capital expenditures	(95)	(102)
Change in credit card receivables originated at third parties	(4)	(30)
Cash dividends paid	(34)	(35)
Decrease in cash book overdrafts	(3)	(32)

Free cash flow	$68	$6

Net cash used in investing activities	(98)	(132)
Net cash provided by (used in) financing activities	139	(67)